                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         Advanced Micro Devices, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                          ADVANCED MICRO DEVICES, INC.       [LOGO OF ADVANCED
                                 ONE AMD PLACE               MICRO DEVICES, INC.
                                 P.O. BOX 3453               APPEARS HERE]
                        SUNNYVALE, CALIFORNIA 94088-3453


                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 9, 1995

                               ----------------

  The Annual Meeting of Stockholders of Advanced Micro Devices, Inc., will be held at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022, on May 9, 1995, at 10:00 AM for the following purposes:

  1. To elect eight directors.

  2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation for the current year.

  3. To consider and act on a stockholder proposal concerning the Nominating Committee of the Board of Directors, as set forth in the proxy statement, if such proposal is properly brought before the meeting.

  4. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 10, 1995, are entitled to vote at this meeting and any adjournment or postponement thereof. A list of such stockholders is kept at the offices of the Corporation's transfer agent, The First National Bank of Boston, BancBoston Trust Company of New York, One Exchange Plaza, 55 Broadway, 3rd Floor, New York, New York. The meeting will be open to stockholders of record, proxyholders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

                                          By Order of the Board of Directors,

                                          Thomas M. McCoy
                                          Secretary

Sunnyvale, California
March 31, 1995

  PLEASE USE THE ENCLOSED STAMPED ENVELOPE TO RETURN YOUR PROXY. RETURNING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE WILL HELP YOUR COMPANY ASSURE A QUORUM AND AVOID ADDITIONAL EXPENSE FOR PROXY SOLICITATION.

                          ADVANCED MICRO DEVICES, INC.
                                 ONE AMD PLACE
                                 P.O. BOX 3453
                        SUNNYVALE, CALIFORNIA 94088-3453

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1995

  The enclosed proxy is solicited on behalf of the Board of Directors of Advanced Micro Devices, Inc. (the "Corporation" or "AMD"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 10:00 AM at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022, on
May 9, 1995, and at any adjournment or postponement thereof. Only holders of the Corporation's Common Stock of record on March 10, 1995, will be entitled to vote. Holders of Common Stock are entitled to one vote for each share held. There is no cumulative voting. At the close of business on the record date, there were approximately 97,621,755 shares of the Corporation's Common Stock outstanding.

  The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter, because under applicable rules of the New York Stock Exchange, the broker cannot vote on the matter in the absence of instructions from the beneficial owner. The effect of abstentions and broker non-votes on the calculation of the required vote on specific proposals to be brought before the Annual Meeting of Stockholders is discussed under each proposal, where applicable.

  Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. A proxy may be revoked by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Corporation prior to the meeting, or by attending the meeting and electing to vote in person.

  The shares represented by a duly executed and unrevoked proxy in the form accompanying this Proxy Statement will be voted in accordance with the specifications contained therein. In the absence of specifications, a proxy will be voted FOR the nominees for director named herein, FOR the ratification of auditors, AGAINST the stockholder proposal set forth in the Notice of Annual Meeting of Stockholders which is properly presented by the proponent or the proponent's qualified representative for action at the meeting, and according to the discretion of the proxyholders on any other matters that properly come before the meeting.

  This Proxy Statement and the accompanying proxy were first sent to stockholders on approximately March 31, 1995. The cost of this solicitation is being borne by the Corporation. The Corporation may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited personally or by telephone, facsimile or telegram, by certain of the Corporation's directors and officers, without additional compensation. The Corporation has retained Georgeson & Company, Inc., professional proxy solicitors, to assist in the soliciting of proxies. Employees of the soliciting firm may solicit proxies personally, by telephone, facsimile and telegram, and by any other means of communication. The Corporation expects to pay the solicitor a fee of $7,000 plus normal out-of-pocket expenses for its assistance in soliciting proxies, for an anticipated total cost of approximately $25,000.

PRINCIPAL STOCKHOLDERS

  The following table shows the name, address, number of shares held, and percentage of shares held as of February 27, 1995, by each person or entity known to the Corporation to be the beneficial owner of more than five percent (5%) of the Corporation's Common Stock.

                                                                            PERCENT
         NAME AND ADDRESS          AMOUNT AND NATURE OF OWNERSHIP(/1/)   OF CLASS(/2/)
         ----------------          -----------------------------------   -------------
 FMR Corp.                         13,914,476(/3/) (sole                  14.5%(/4/)
 82 Devonshire Street              dispositive power as to
 Boston, MA 02109                  13,913,976 shares; sole voting
                                   power as to 403,816 of such
                                   shares and shared voting power
                                   as to 500 of such shares)

 The Capital Group Companies, Inc. 11,894,660(/5/) (sole                  12.4%(/6/)
 333 South Hope St.                dispositive power as to all
 Los Angeles, CA 90071             shares; sole voting power as
                                   to 3,145,250 of such shares)

 Wellington Management Company     8,342,447(/7/) (shared                  8.7%(/8/)
 75 State Street                   dispositive power as to all
 Boston, MA 02109                  shares; shared voting power as
                                   to 688,560 of such shares)

 Vanguard/Windsor Fund, Inc.       7,010,400(/7/) (shared                  7.31%(/8/)
 P.O. Box 2600                     dispositive power and sole
 Valley Forge, PA 19482            voting power)

--------
(1) The information contained herein is based on information reported by such entities as of December 31, 1994, in their most recent 13G Schedule filed with the SEC under the Securities Exchange Act of 1934, as amended.

(2) On February 10, 1995, the Corporation called its outstanding Depositary Convertible Exchangeable Preferred Shares for redemption on March 13, 1995, after the record date for the Annual Meeting of Stockholders. The Depositary Convertible Exchangeable Preferred Shares are convertible into Common Stock on or before the redemption date. Except for shares of Common Stock issuable upon conversion of Depositary Convertible Exchangeable Preferred Shares which may be beneficially owned by persons referred to in the table above, the percentages shown in the table have been calculated without respect to shares of Common Stock which may be issued upon conversion after February 27, 1995.

(3) Information obtained from Amendment No. 1 to the joint statement on
    Schedule 13G filed February 9, 1995, by FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp. The number of shares reported as beneficially owned by FMR Corp. and Mr. Johnson includes 19,870 shares of Common Stock issuable upon conversion of 10,000 Depositary Convertible Exchangeable Preferred Shares and 13,333,760 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to several investment companies (the "Funds") one of which, Fidelity Magellan Fund, owns 9,522,000 shares. The principal business office of Mr. Johnson, Fidelity Management & Research Company and Fidelity Magellan Fund is 82 Devonshire Street, Boston, Massachusetts, 02109. Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the Funds each has sole power to dispose of the 13,333,760 shares owned by the Funds. The power to vote these shares resides with the Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of these shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 513,416 shares as a result of serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp. (through its control of Fidelity Management Trust Company) has sole dispositive power over 513,416 shares and sole power to vote or to direct the voting of 336,516 shares, and no power to vote or direct the voting of 176,900 shares owned by the institutional accounts.

(4) The aggregate percentage of outstanding shares beneficially owned by FMR Corp. includes 13.9% beneficially owned by Fidelity Management & Research Company. The percentage beneficially owned by Fidelity Management & Research Company includes 10% beneficially owned by Fidelity Magellan Fund.

(5) Information obtained from Amendment No. 5 to the joint statement on
    Schedule 13G filed February 6, 1995, by The Capital Group Companies, Inc. and Capital Research and Management Co., a registered investment adviser and a wholly owned subsidiary of The Capital Group Companies, Inc. The number of shares shown for The Capital Group Companies, Inc. includes 6,645,000 shares beneficially owned by Capital Research and Management Co. which reports that it has sole dispositive power as to such shares. The Capital Group Companies, Inc. is deemed to be the beneficial owner with respect to shares held by various institutional accounts over which various operating subsidiaries of The Capital Group Companies, Inc., including Capital Research and Management Co., exercise investment discretion. The principal business office of Capital Research and Management Co. is 333 South Hope Street, Los Angeles, California 90071.

(6) The aggregate percentage of outstanding shares beneficially owned by The Capital Group Companies, Inc. includes 6.93% beneficially owned by Capital Research and Management Co.

(7) Information obtained from Amendment No. 1 to the statement on Schedule 13G filed January 24, 1995 by Wellington Management Company and from Amendment No. 1 to the statement on Schedule 13G filed on February 10, 1995 by Vanguard/Winsdor Fund, an investment advisory client of Wellington Management Company. The number of shares shown for Wellington Management Company includes 7,010,400 shares beneficially owned by Vanguard/Windsor Fund, Inc.

(8) The aggregate percentage of outstanding shares beneficially owned by Wellington Management Company includes 7.31% beneficially owned by Vanguard/Windsor Fund, Inc.

PROPOSAL NO. 1--ELECTION OF DIRECTORS

  As set by the Board of Directors pursuant to the Bylaws of the Corporation, the authorized number of directors to be elected is eight. Directors will hold office from the time of their election until the next Annual Meeting of Stockholders and until successors are elected and qualified. The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, shall be elected as directors. Only votes cast FOR a nominee will be counted in determining whether that nominee has been elected as director. Stockholders may withhold authority from the proxyholders to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.

  The following eight persons have been selected by the Nominating Committee of the Board of Directors and have been accepted by the Board as nominees for election to the Board: W. J. Sanders III, Dr. Friedrich Baur, Charles M. Blalack, Dr. R. Gene Brown, Anthony B. Holbrook, Richard Previte,Joe L. Roby, and Dr. Leonard Silverman. All of the nominees are incumbent directors. If any of the nominees should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the proxyholders may in their discretion determine. Shares represented by the enclosed proxy will be voted FOR the election of these nominees, unless authority to vote for one or more nominees is withheld.

  The experience and background of each of the nominees are set forth below.

  W. J. Sanders III--Mr. Sanders is Chairman of the Board and Chief Executive Officer of Advanced Micro Devices, Inc. Mr. Sanders co-founded the Corporation in 1969. He is also an Advisory Director of Donaldson, Lufkin & Jenrette, Inc.

  Dr. Friedrich Baur--Dr. Baur has been President and Managing Partner of MST Beteiligungs und Unternehmensberatungs GmbH, a German consulting firm, since 1990. Beginning in 1953, Dr. Baur held a variety of positions of increasing responsibility with Siemens AG, retiring in 1982 as Executive Vice President and a Managing Director. He also represented Siemens on the Board of Directors of Advanced Micro Devices, Inc. from 1978 until 1982. From 1982 to 1990, Dr. Baur was Chairman of the Board of Zahnradfabrik Friedrichshafen AG, a publicly traded German company.

  Charles M. Blalack--Mr. Blalack is Chairman of the Board and Chief Executive Officer of Blalack and Company, an investment banking firm and a member of the NASD. From 1970 until 1991, Mr. Blalack was Chief Executive Officer of Blalack-Loop, Inc., also an investment banking firm and member of the NASD. Prior to that, he was founder, chairman and chief executive officer of BW & Associates, an investment banking firm and member of the NYSE. Mr. Blalack had been a member of the Board of Directors of Monolithic Memories, Inc. until it was acquired by the Corporation in 1987. Mr. Blalack is currently a member of the Board of Directors of GrandCare, Inc.

  Dr. R. Gene Brown--Dr. Brown is a private investor and management consultant. Dr. Brown is also a senior advisor of Putnam, Hayes & Bartlett, Inc., an economic consulting firm. From 1961 to 1968, Dr. Brown was a full-time professor in the graduate schools of business at Harvard, then Stanford University. From 1968 to 1974, Dr. Brown was Vice President of Corporate Development for Syntex Corporation, and from 1974 to 1976, President of Berkeley BioEngineering.

  Anthony B. Holbrook--Mr. Holbrook is Vice Chairman of the Board of Directors. From 1990 until August 27, 1994, Mr. Holbrook was the Chief Technical Officer of the Corporation. Prior to his election as Vice Chairman in 1990, Mr. Holbrook was President from 1986 to 1990 and Chief Operating Officer from 1986 to 1989. Mr. Holbrook was Executive Vice President and Chief Operating Officer from 1982 to 1986. Mr. Holbrook currently advises the Corporation on various matters.

  Richard Previte--Mr. Previte is President and Chief Operating Officer of Advanced Micro Devices, Inc. Prior to his election as President in 1990, Mr. Previte served as Executive Vice President and Chief Operating Officer from 1989 to 1990, had been Chief Financial Officer and Treasurer of the Corporation from shortly after its founding in 1969 until 1989, and had been Chief Administrative Officer and Secretary of the Corporation from 1986 to 1989.

  Joe L. Roby--Mr. Roby is a Managing Director and Chairman of the Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Roby is also a Managing Director and member of the Board of Directors of Donaldson, Lufkin & Jenrette, Inc. Donaldson, Lufkin & Jenrette Securities Corporation is a securities brokerage and investment banking firm, and is a wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc., which is a wholly owned subsidiary of The Equitable Companies Incorporated ("The Equitable"). The Equitable is a financial institution providing insurance and other financial services. In addition, Mr. Roby is a member of the Board of Directors of Sybron International Corporation.

  Dr. Leonard Silverman--Dr. Silverman is Dean of the School of Engineering of the University of Southern California, and has held that position since 1984. He was elected to the National Academy of Engineering in 1988, and is a Fellow of the Institute of Electrical and Electronic Engineers. Dr. Silverman also served on the Board of Directors of Tandon Corporation from 1988 to 1993.

STOCK OWNERSHIP TABLE

  The table below indicates the number of shares of the Corporation's Common Stock beneficially owned as of February 27, 1995, by current directors, the nominees recommended by the Nominating Committee and nominated by the Board of Directors for election as directors, by each of the executive officers listed in the Summary Compensation Table, and by all directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon information furnished by the respective individuals.

               DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                                          COMMON STOCK BENEFICIALLY
                              DIRECTOR            OWNED AS             PERCENT
          NAME            AGE  SINCE      OF FEBRUARY 27, 1995(/1/) OF CLASS(/2/)
          ----            --- --------    ------------------------- -------------
W. J. Sanders III.......   58   1969              1,121,411(/3/)        1.10%
Dr. Friedrich Baur......   67   1994(/4/)                 0              N/A
Charles M. Blalack......   68   1989                 11,800(/5/)          *
Dr. R. Gene Brown.......   62   1969                 43,185(/6/)          *
Anthony B. Holbrook.....   55   1987                398,608(/7/)          *
Richard Previte.........   60   1990                370,693(/8/)          *
Joe L. Roby.............   55   1991                 24,600(/9/)          *
Dr. Leonard Silverman...   55   1994                      0              N/A
Stephen J.
 Zelencik(/10/).........   60    N/A                109,602(/11/)         *
Eugene D. Conner(/12/)..   51    N/A                269,299(/13/)         *
Marvin D. Burkett(/14/).   52    N/A                223,784(/15/)         *
All directors and
 executive officers as a
 group(/13/)............   --    N/A              2,741,568(/16/)       2.69%

--------
  *  Less than one percent (1%)
 (1) Some of the individuals listed herein may share voting power with regard to the shares listed herein with their spouses.
 (2) On February 10, 1995, the Corporation called its outstanding Depositary Convertible Exchangeable Preferred Shares for redemption on March 13, 1995, after the record date for the Annual Meeting of Stockholders. The Depositary Convertible Exchangeable Preferred Shares are convertible into Common Stock on or before the redemption date. Except for 21,860 shares of Common Stock issuable upon conversion of 11,000 Depositary Convertible Exchangeable Preferred Shares held by directors and executive officers as a group, the percentages shown in the table have been calculated without respect to shares of Common Stock which may be issued upon conversion after February 27, 1995.
 (3) Includes 800,000 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter. Excludes any shares which may be owned by Mr. Sanders' wife, as to which Mr. Sanders disclaims beneficial ownership.
 (4) Dr. Baur was previously a member of the Board of Directors, from 1978 until 1982.
 (5) Includes 11,800 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter.
 (6) Includes 11,800 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter, and 21,860 shares issuable on conversion of Depositary Convertible Exchangeable Preferred Shares. Dr. Brown holds 11,000 shares of the Corporation's Depositary Convertible Exchangeable Preferred Shares, amounting to less than one percent (1%) of the total number of such shares outstanding.
 (7) Includes 322,862 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter.
 (8) Includes 212,400 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter.
 (9) Includes 11,800 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter.
(10) Mr. Zelencik is Senior Vice President and Chief Marketing Executive of Advanced Micro Devices, Inc.
(11) Includes 73,125 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter.
(12) Mr. Conner is Senior Vice President, Operations, of Advanced Micro Devices, Inc.
(13) Includes 259,264 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter.
(14) Mr. Burkett is Senior Vice President, Chief Financial and Administrative Officer and Treasurer of Advanced Micro Devices, Inc.
(15) Includes 223,784 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter.
(16) Includes 2,095,295 shares subject to options that are exercisable on February 27, 1995, or become exercisable within sixty (60) days thereafter, and 21,860 shares issuable on conversion of Depositary Convertible Exchangeable Preferred Shares. All directors and executive officers as a group hold 11,000 Depositary Convertible Exchangeable Preferred Shares, amounting to less than one percent (1%) of the total number of such shares outstanding. Excludes 13,984 shares beneficially owned by Larry Carter, who resigned as Vice President and Controller on January 20, 1995.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors held five regularly scheduled or special meetings during the fiscal year ended December 25, 1994 (the "Fiscal Year"). Each current member of the Board of Directors nominated for election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he served during the Fiscal Year. The Corporation has standing Audit, Nominating and Compensation Committees of the Board of Directors.

  Audit Committee

  The Audit Committee, which during the Fiscal Year consisted of Dr. R. Gene Brown as Chairman, Mr. Joe L. Roby and Mr. Charles M. Blalack, all non-employee directors, held three meetings during the Fiscal Year. Members are appointed annually by the full Board. The functions of the Audit Committee include the review of the Corporation's accounting policies, internal controls, financial reporting practices, and the services and fees of independent auditors. In connection with these reviews it meets alone with appropriate Corporation financial and legal personnel and with the independent auditors who have free access to the Committee at any time. The Corporation's Internal Control Department, whose director reports directly to the Chairman of the Audit Committee, serves a staff function for the Committee. The Committee recommends to the Board for its approval and for ratification by the stockholders the engagement of the independent auditors to serve the following year in examining the accounts of the Corporation. The Committee also annually reviews the independence of the independent auditors as a factor in these recommendations.

  Nominating Committee

  The Nominating Committee is comprised of Mr. W. J. Sanders III as Chairman, Mr. Joe L. Roby, Mr. Charles M. Blalack, and Dr. R. Gene Brown. This Committee met once during 1994 to consider nominees for the 1994 annual meeting. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the Secretary of the Corporation in accordance with the Bylaws of the Corporation.

  Compensation Committee

  The Compensation Committee is currently comprised of Mr. Charles M. Blalack as Chairman, Dr. R. Gene Brown and Mr. Joe L. Roby. Members are appointed annually by the full Board. The Committee reviews, in consultation with management, existing and proposed compensation plans, programs and arrangements both for officers of the Corporation and for certain non-officer employees. In consultation with the Committee, the Chief Executive Officer reviews and determines salaries for other executive officers. The Compensation Committee, upon recommendations of management, also grants stock options and stock appreciation rights and awards restricted stock to key employees, including officers and members of the Board who are employees of the Corporation. During 1994, the Compensation Committee met eight times. The Board has also delegated to Mr. Sanders, acting as the Employee Stock Committee of the Board the authority to grant stock options and stock appreciation rights and award restricted stock in amounts up to 25,000 shares per employee per year and otherwise to administer the plans with respect to employees who are not also members of the Board or officers. The Employee Stock Committee took action twenty-four times during the Fiscal Year.

  Directors' Fees and Expenses

  Directors who are not employees of the Corporation individually receive an annual fee of $20,000, a fee of $1,000 for attendance at each regular or special nontelephonic meeting of the Board, and a fee of $500 for attendance at each nontelephonic meeting of each committee (other than the Nominating Committee) on which they serve. In addition, the Chairman of the Audit Committee receives an annual fee of $20,000 for services in that capacity, and the Chairman of the Compensation Committee receives an annual fee of $4,000 for services in that capacity. No additional amounts are paid for special assignments. The Corporation also reimburses reasonable out-of-pocket expenses incurred by Directors performing services for the Corporation, including travel expenses of their spouses.

  Pursuant to a nondiscretionary formula set forth in the 1992 Stock Incentive Plan, non-employee Directors also receive stock options covering 12,000 shares on their initial election to the Board (the "First Option"), and automatically receive supplemental options covering 3,000 shares on each subsequent re-election (the "Annual Option"). The First Option vests in increments of 4,800, 3,600, 2,400 and 1,200 on July 15 of the first, second, third and fourth calendar years following election. Each Annual Option vests in increments of 1,000 shares each on July 15 of the second, third and fourth calendar years following re-election. Each such option is granted with an exercise price at fair market value on the date of grant. These options expire on the earlier of ten years from the grant date or twelve months following termination of the Director's service on the Board.

  Any non-employee Director may elect to defer receipt of all or a portion of his annual fees and meeting fees, but not less than $5,000. Deferred amounts plus interest are credited to an account for recordkeeping purposes and are payable in a lump sum cash payment or in installments over a period of years, as elected by the Director. Except in the case of the Director's death or disability, payments commence upon the latest of the Director's tenth anniversary of his first deferral, age 55, or upon retirement from the Board, but in no event later than age 70. The aggregate amount of retirement payments equals the Director's deferred fees plus the accumulation of interest. In the event of the Director's death, his beneficiary will receive the value of his account plus, in certain cases, a supplemental death benefit of up to ten times the average annual amount of his deferred fees. During 1994, Dr. Brown deferred fees in the amount of $20,000 pursuant to this program. In addition, Dr. Brown received the use of an automobile provided by the Corporation, a value taxable to him at $19,069 in lieu of his annual fee for acting as Chairman of the Audit Committee.

  Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 16 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee (the "Committee") sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, grants stock options and stock appreciation rights, and awards restricted stock to executives.

  Compensation Philosophy and Policies

  The Committee believes that long-term corporate success, defined as sustained profitable growth, is best achieved in an environment in which employees have the opportunity to be innovative, and are rewarded appropriately for that innovation. In order to provide a direct link between corporate performance and compensation which will attract and retain top caliber employees, the Committee's compensation philosophy is to provide total compensation opportunities that are highly competitive with the pay practices of other industry-leading companies. This is accomplished through a combination of cash incentives and equity incentives which are granted to a broad range of the Corporation's employees. This closely aligns employee interests with those of the Corporation's stockholders. This alignment is evident in the executive compensation program, which is designed to:

  . Strengthen the relationship between pay and stockholder value by focusing on variable compensation, such as annual and long-term performance incentives, and executive ownership of shares, using stock options and other programs.

  . Enhance the Corporation's ability to attract, encourage and retain exceptionally knowledgeable and experienced executives.

  .  Balance short-term and long-term business goals.

  Decisions concerning specific 1994 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, and competitive pay position. In all cases, the Committee's specific decisions involving 1994 executive officer compensation were ultimately based upon the Committee's judgment regarding the individual executive officer's performance, whether each particular payment or award would provide an appropriate reward and incentive for his contribution to the continuation of the Corporation's long-term profit performance and whether such compensation decisions are in the best interests of the stockholders.

  Base Salary

  In recognition of Mr. Sanders' service and contribution to the continued success of the Corporation and to ensure his continued service as Chairman and Chief Executive Officer, the Corporation entered into an employment agreement with him effective July 1, 1991, which continues through December 31, 1996. Mr. Sanders' agreement provides that his base salary will be reviewed annually by the Board of Directors or its delegate (currently the Committee), and increased if performance and competitive practices so warrant. In reviewing the Chief Executive Officer's base salary the Committee considers in its discretion such factors as individual performance (leadership, industry activities and strategic positioning), corporate performance (sales growth, profitability, return on equity, and maintaining a competitive advantage), and competitive pay practices. The Committee balances the foregoing factors and does not assign relative priority or weight to any one factor.

  In 1994, the Committee approved a 2.5% increase to Mr. Sanders' base salary for a total base salary of $952,225. The Committee decided to limit the increase in his base salary to the cost of living increase permitted under
Section 162(m) of the Internal Revenue Code (the "Code") as discussed below.

  In consultation with members of the Committee, the Chief Executive Officer reviews annually every other executive officer's base salary, including those officers who are also directors. When reviewing base salaries, individual and corporate performance, levels of responsibility and competitive pay practices are considered. Such factors vary from individual to individual and do not have any relative weight.

  In analyzing competitive pay practices, the Committee has reviewed compensation practices of certain high technology companies with annual revenues generally in excess of $1 billion. Most of these companies are included in the S & P High Technology Composite Index used in the performance graph appearing in the Corporation's Proxy Statement. The Corporation endeavors to attract and retain top caliber employees, and therefore sets base salary at or above the median for this group of companies.

  Annual Incentives

  Annual incentive opportunities allow the Corporation to communicate key corporate goals to all employees and reward employees for achieving those goals each fiscal year. As one example of these incentives, the Corporation allocates up to ten percent of operating profits to a profit sharing program in which all domestic and U.S. expatriate employees participate. A portion of this allocation is paid in cash and a portion is contributed to a tax qualified deferred retirement plan. In 1994 the Corporation achieved record operating profits and accordingly the Corporation made a record distribution of profit sharing to employees.

  Mr. Sanders' employment agreement provides for a formula-based annual incentive bonus payable in an amount equal to 0.6% of the annual adjusted operating profits of the Corporation, not to exceed 200% of Mr. Sanders' annual base salary. Any amount exceeding the maximum annual award is added to the award determined for any of the next three fiscal years and then lapses, with any carried forward amount forfeited at the end of the term of the agreement. The employment agreement provides that a discretionary bonus may also be awarded by the Board or its delegate (currently the Committee) for unique performance achievements which, among other things, include Mr. Sanders' contribution to the accomplishment of the Corporation's long-range business goals, the success of various corporate strategies and unique services rendered in connection with the maintenance of or increase in stockholder value of the Corporation. The additional discretionary bonus is not capped, nor is it carried forward from year to year. Pursuant to bonus agreements entered into in 1992, Mr. Previte and Mr. Holbrook are also eligible for and received annual incentive bonuses similar to Mr. Sanders' bonus, but based on 0.3% and 0.15% of adjusted operating profits, respectively.

  All senior executives with titles of vice president and above, other than Mr. Sanders, Mr. Previte and Mr. Holbrook, were eligible for and earned awards under the Executive Bonus Plan for 1994. The Corporation adopted a revised Executive Bonus Plan in 1994. All 1994 bonuses were paid under the revised plan. The plan has a short-term component and a long-term component discussed below. The amount payable under the short-term component of the Executive Bonus Plan ranges from 0% to 100% of base salary depending on the executive's level of responsibility. For 1994, 90% of the targeted bonus under the short-term component was based on the Corporation's achievement of predetermined operating income goals beyond a threshold level of operating income. The remaining 10% of the targeted bonus under the short-term component was based on the executive's achievement of various group and division goals developed by the executive's manager. During 1994, all eligible and participating executive officers earned maximum amounts under the corporate performance portion of the short-term component. The extent to which executives earned awards under the portion of the short-term component which is based on the achievement of group or division goals varied by individual.

  Long-Term Incentives

  Bonuses under the long-term component of the Executive Bonus Plan were based on the Corporation's 3-year average return on equity (ROE) relative to that of the S&P 500 Index, and on the Corporation's 3-year sales growth relative to that of the semiconductor industry, as published by Worldwide Semiconductor Trade Statistics (WSTS). In order for an award to be paid under the long-term component, the Corporation must achieve a threshold level of performance relative to the S&P 500 and WSTS indexes, which is established by management, approved by the Committee and reviewed by the Board. The maximum amount payable under the long-term component is up to 60% of base salary depending on the executive's level of responsibility. During 1994, all eligible and participating executives (which does not include Messrs. Sanders, Previte and Holbrook) earned an award under the long-term component of the Executive Bonus Plan that was significantly below the maximum due to the Corporation's sales performance relative to WSTS.

  The Committee has the authority to administer and grant stock options to key employees pursuant to the 1992 Stock Incentive Plan and other stock option plans, and to award shares of restricted stock to selected employees pursuant to the 1987 Restricted Stock Award Plan. Options granted generally become exercisable after continued employment for a period of six months to five years. Restricted stock awarded generally becomes freely transferable after continued employment for a period of six months to five years. Restricted stock awards to employees named in the Summary Compensation Table are performance based as a means of preserving tax deductibility under Section 162(m) of the Code as discussed below.

  Grants and awards under these stock plans provide an immediate and direct link to stockholder interests. The Corporation and its stockholders benefit from the increased employee morale and productivity that the Corporation believes are associated with these grants and awards, as well as the ability to retain key employees through the vesting provisions of the grants and awards. The number of shares subject to option grants or restricted stock awards is based on the Corporation's business plans, the executive's level of corporate responsibility, individual performance, historical award data, and competitive practices of high technology companies with annual revenues generally in excess of $1 billion and other industry-leading companies. In making these grants and awards the Committee exercises its discretion and does not assign any relative weight to one or more of these factors. Further, the Committee generally does not consider either the number of unrestricted shares, restricted shares or options the executive holds, or whether an executive has exercised previously granted options.

  In 1994, the Committee awarded 60,000 shares of performance based restricted stock to Mr. Sanders. The restricted stock awarded to Mr. Sanders will vest, if at all, only upon the achievement of targeted average quarterly stock prices of the Corporation's Common Stock beginning in the last quarter of 1996. For example, if the Corporation's average quarterly stock price in the fourth quarter of 1996 meets or exceeds the target quarterly stock price, then restrictions on the shares will be lifted. If the quarterly stock price does not meet or exceed the target, then the restrictions on the shares will be lifted if the quarterly stock price target is met in any succeeding quarter through the last quarter of 1998. If none of the quarterly stock price targets are achieved by the last quarter of 1998, Mr. Sanders will forfeit all the performance based restricted stock then remaining.

  In 1994, the Committee also awarded 120,000 shares of performance based restricted stock to Mr. Previte. The restricted stock will vest, if at all, at the rate of 30,000 shares per year only upon the achievement of targeted average quarterly stock prices of the Corporation's Common Stock beginning in the first quarter of 1995. For example, if the Corporation's average quarterly stock price in the first quarter of 1995 meets or exceeds the target quarterly stock price, then restrictions on 30,000 shares will be lifted. If the quarterly stock price does not meet or exceed the target, then the restrictions will be lifted if the target is met in any succeeding quarter. If the targeted goals are not achieved by the last quarter of 1998, Mr. Previte will forfeit any remaining shares of restricted stock which have not yet vested.

  The terms of the restricted stock awards to Mr. Sanders and Mr. Previte each provide that if the officer's employment with the Corporation is terminated before the performance goals are met, he will forfeit any performance based restricted stock then remaining. If termination of employment is due to the officer's death or disability, the officer or his qualified representative will be entitled to receive unrestricted stock if the performance goals are met within twelve months after the officer's death or disability. The restrictions on the performance based restricted stock awarded to Messrs. Sanders and Previte will also be lifted in connection with a change in control of the Corporation. For more information, please see the discussion in the Proxy Statement under the heading "Change in Control Arrangements."

  The quarterly stock price targets which must be met before the restrictions on the restricted stock awarded to Messrs. Sanders and Previte will be lifted were determined by management with the assistance of an independent compensation consultant and were approved by the Committee. The quarterly stock price targets were calculated to reflect a 15% increase compounded annually in the price of the Corporation's Common Stock which equals or exceeds the historical performance of the S&P 500 Index. Tying the vesting of the performance based restricted stock to increases in the average quarterly stock prices of the Corporation's Common Stock, directly links Messrs. Sanders' and Previte's compensation and the performance of the Corporation's Common Stock. The awards will provide an incentive paid only if all stockholders benefit through an increased stock price.

  In 1994, the Committee also granted Mr. Sanders and Mr. Previte stock options to purchase 200,000 shares and 152,500 shares, respectively, of the Corporation's Common Stock at an exercise price of $26.88 per share which was equal to the closing sales price of the Common Stock on the New York Stock Exchange on April 27, 1994, the date of grant. Mr. Sanders' options become exercisable on January 15, 1997, subject to accelerated vesting on termination of his employment by the Corporation (other than for theft, misappropriation or conversion of corporate funds), or if the Corporation constructively terminates him, or due to his death or disability, as provided in his employment agreement. For more information, please see the discussion of Mr. Sanders' employment agreement in the Proxy Statement under the heading "Compensation Agreements." Mr. Previte's options become exercisable as to 52,500 shares on July 25, 1995, as to an additional 50,000 shares on July 15, 1996, and as to an additional 50,000 shares on July 15, 1997. If Mr. Previte's employment is terminated for any reason other than misconduct, his options will expire twelve months after the date of termination and will be exercisable only to the extent the options were exercisable on the date of termination. If Mr. Previte is terminated for misconduct, the options will terminate immediately. The options awarded to Messrs. Sanders and Previte are also subject to accelerated vesting in connection with a change in control of the Corporation and in accordance with their management continuity agreements. For more information, please see the discussion in the Proxy Statement under the heading "Change in Control Arrangements."

  In structuring Mr. Sanders' option grant and restricted stock award, the Committee considered that Mr. Sanders' employment agreement is to expire December 31, 1996, unless he extends the term to December 31, 1997, by giving notice on or before October 15, 1996. The Committee believes that, because the earliest date on which the option to purchase shares will become exercisable is January 15, 1997 (such exercise date being tied to his continued employment through January 15, 1997), and the latest date on which the performance based restricted stock award can vest (if at all) will immediately follow the last quarter of 1998, the timing of the vesting provisions of the options and the restricted stock provide an incentive for Mr. Sanders to renew his employment agreement and continue as the Chief Executive Officer after December 31, 1996. The Committee believes that this is critical to the Corporation. Mr. Sanders' leadership is particularly important for the Corporation to implement its long-range business strategies as it moves toward development of proprietary products, commitment to building strategic alliances, and expansion of manufacturing capabilities.

  The Committee determined the number of options and shares of performance based restricted stock to award Mr. Sanders and Mr. Previte after considering research provided by an independent compensation consultant about the competitive practices of high technology companies with annual revenues generally in excess of $1 billion and other industry-leading companies. The number of shares underlying Messrs. Sanders' and Previte's grants and awards were among the highest number of shares awarded to similarly situated executives in these companies.

  The Committee believes that the awards to Messrs. Sanders and Previte are in the best long-term interests of the Corporation and its stockholders. The Committee's determination to make these awards was based primarily upon an assessment of the Corporation's overall performance and the Corporation's future objectives and challenges. In assessing the Corporation's overall performance, the Committee considered continued increases in the Corporation's earnings per share and productivity in a period of intensified competition and protracted litigation. The Committee also considered Mr. Sanders' and Mr. Previte's strong knowledge of the industry and their unique qualifications in leading the Corporation to its next stage of growth. No single factor carried more relative weight than any other factor. The Committee believes that the long-term value of the Corporation will be enhanced if Messrs. Sanders and Previte continue to provide the leadership and vision that they have provided throughout their respective tenures.

  Tax Policy

  Recently enacted Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Corporation has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

  With respect to non-equity compensation arrangements, the Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m). The Committee believes that the Corporation can claim full deductibility of amounts paid under existing executive compensation arrangements.

  With respect to its equity compensation arrangements, the Committee has structured the stock option and performance based restricted stock arrangements with Messrs. Sanders and Previte in a manner that ensures the tax deductibility of such amounts. However, under proposed Section 162(m) regulations, if the performance based restricted stock awarded to Messrs. Sanders and Previte vests in connection with a change in control of the Corporation before the performance goals are met, then the compensation attributable to such awards may not be deductible by the Corporation. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

  Conclusion

  The Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans described above, a significant portion of the Corporation's executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Committee believes equity compensation, in the form of stock options and restricted stock, is vital to the long-term success of the Corporation. The Committee remains committed to this policy, recognizing the competitive market for talented executives and that the cyclical nature of the Corporation's business may result in highly variable compensation for a particular time period.

    Charles M. Blalack
    R. Gene Brown
    Joe L. Roby

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committee are Mr. Charles M. Blalack, Dr. R. Gene Brown, and Mr. Joe L. Roby. Mr. Sanders is the sole member of the Employee Stock Committee, which grants stock options and awards restricted stock to employees who are not also officers. Mr. Sanders has the authority to act alone in making determinations concerning the compensation of executives other than himself, but often makes such determinations in consultation with the Compensation Committee.

  Mr. Roby is a Managing Director and Chairman of the Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a firm which has recently provided investment banking services to the Corporation. In exchange for the payment of a fee, DLJ acted as a standby purchaser in connection with the Corporation's call for redemption on March 13, 1995, of the Corporation's Depositary Convertible Exchangeable Preferred Shares. DLJ may provide investment banking services to the Corporation again during 1995.

EXECUTIVE COMPENSATION

  The following table shows for the three fiscal years ended December 25, 1994, the compensation paid by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer, to the four other most highly paid executive officers whose aggregate salary and bonus compensation exceeded $100,000, and to a former executive officer, Mr. Holbrook, who would have been included in the group of the four most highly paid executive officers if he had remained an executive through year-end.

                    SUMMARY COMPENSATION TABLE (1992-1994)

                                                                                       LONG-TERM
                             ANNUAL COMPENSATION                                  COMPENSATION AWARDS
                    -----------------------------------------------------    ------------------------------
       (A)          (B)    (C)               (D)                 (E)                (F)            (G)             (I)
                                                                                                SECURITIES
     NAME AND                                                OTHER ANNUAL       RESTRICTED      UNDERLYING      ALL OTHER
PRINCIPAL POSITION  YEAR  SALARY          BONUS(/1/)         COMPENSATION    STOCK AWARDS(/2/) OPTIONS/SARS COMPENSATION(/3/)
------------------  ---- --------         ----------         ------------    ----------------- ------------ -----------------
W. J. Sanders III.  1994 $952,225         $3,573,261(/4/)      $134,022(/5/)    $1,597,200       200,000         $51,648
 Chairman and
  Chief             1993 $929,000         $2,141,618(/6/)      $141,000(/7/)    $        0             0         $40,926
 Executive Officer  1992 $874,999         $1,934,988(/8/)      $150,929(/9/)    $        0             0         $24,872
Richard Previte...  1994 $606,250         $1,801,952(/1//0/)   $      0         $3,194,000       152,500         $46,592
 President and
  Chief             1993 $543,125         $1,073,888           $      0         $        0        25,000         $33,796
 Operating Officer  1992 $510,625         $  981,842           $      0         $        0             0         $24,872
Anthony B.
 Holbrook(/1//1/).  1994 $370,633(/1//2/) $  908,190           $      0         $        0        65,000         $41,196
 Vice Chairman      1993 $440,937         $  547,834           $      0         $        0        12,500         $32,432
                    1992 $425,000         $  504,310           $      0         $        0             0         $23,576
Stephen J.
 Zelencik.........  1994 $364,022         $  599,069           $      0         $        0        72,125         $41,467
 Sr. Vice
  President and     1993 $334,593         $  326,252           $      0         $        0        12,500         $31,882
 Chief Marketing    1992 $316,875         $  315,440           $      0         $        0             0         $24,872
 Executive
Marvin D. Burkett.  1994 $348,750         $  513,379           $      0         $        0        75,000         $40,443
 Senior Vice
  President         1993 $310,499         $  271,935           $      0         $        0        12,500         $30,657
 Chief Financial    1992 $292,749         $  261,362           $      0         $        0             0         $23,576
 and
 Administrative
 Officer and
 Treasurer
Eugene D. Conner..  1994 $342,000         $  499,425           $      0         $        0        75,000         $38,542
 Sr. Vice
  President,        1993 $313,501         $  287,401           $      0         $        0        12,500         $28,824
 Operations         1992 $285,052         $  263,213           $      0         $        0        94,300         $22,664

--------
(1) For the named persons, includes cash profit sharing in the following amounts for Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner, respectively: for 1994, $90,711, $60,677, $37,552, $36,445,
    $34,903 and $34,240; for 1993, $60,200, $34,879, $28,319, $21,489, $19,935
    and $20,128; for 1992, $60,012, $37,328, $32,053, $25,190, $23,762 and
    $23,213.
(2) The dollar value of the restricted stock appearing in the table is based on the closing sales price of AMD Common Stock on August 5, 1994 ($26.63), the date of the award. The total number of restricted shares held, and their aggregate value, at December 25, 1994, were as follows: for Mr. Sanders, 180,000 shares valued at $4,118,400; for Mr. Previte, 120,000 shares valued at $2,745,600; and for the four other persons listed on the table, none. The value is based on the closing sales price of AMD Common Stock on December 23, 1994 ($22.88), and does not reflect the diminution in value resulting from the restrictions placed on such shares. Mr.
    Sanders and Mr. Previte have voting and dividend rights with respect to the restricted shares. Of the 180,000 restricted shares held by Mr.
    Sanders at year-end, 60,000 shares vested in January 1995, 60,000 shares are scheduled to vest in January 1996, and the remaining 60,000 restricted shares will vest, if at all, upon achievement of targeted average quarterly stock prices beginning in the last quarter of 1996. If the applicable target for the last quarter of 1998 is not met, Mr. Sanders will forfeit the 60,000 shares of performance based restricted stock awarded in 1994. The restricted shares awarded to Mr. Previte will also vest, if at all, upon achievement of targeted average quarterly stock prices at a rate of 30,000 shares per year beginning with the first quarter of 1995 and ending with the last quarter of 1998. As of the date of the printing of this Proxy Statement, it appears likely that the average quarterly stock price target for the first quarter of 1995 will be achieved. If the target for the last quarter of 1998 is not met, Mr.
    Previte will forfeit any restricted shares then remaining. The quarterly stock price targets which must be met before the restrictions on the restricted stock awarded to Messrs. Sanders and Previte will be lifted were determined with the assistance of an independent compensation consultant and were approved by the Committee. The quarterly stock price targets were calculated to reflect a 15% increase compounded annually in the price of the Corporation's Common Stock which equals or exceeds the historical performance of the S&P 500 Index. Vesting of 60,000 restricted shares held by Mr. Sanders which are scheduled to vest in January 1996 (and which are not performance based), is subject to acceleration upon his termination of employment under the terms of his employment agreement. Vesting of all of Mr. Sanders' restricted shares is subject to acceleration under the terms of his management continuity agreement upon a change in control of the Corporation. Vesting of Mr. Previte's restricted shares is also subject to acceleration under the terms of his management continuity agreement upon termination of his employment with the Corporation following a change in control of the Corporation. In addition, vesting of all restricted stock held by Messrs. Sanders and Previte is subject to acceleration if more than 50% of the outstanding equity or assets of the Corporation are acquired by another corporation pursuant to merger, sale of substantially all the assets, tender offer or other business combination, other than a transaction in which the stockholders of the Corporation prior to the transaction retain a majority interest in the surviving corporation.
 (3) Includes, for the most recent fiscal year and for each of the named persons, the Corporation's contributions to the Corporation's tax-qualified profit sharing plan in the amount of $17,223, the Corporation's matching contributions to the Corporation's 401(k) Plan in the amount of $3,538, and on behalf of Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner, the Corporation's contributions to the Corporation's Excess 415 Plan (nonqualified deferred compensation) in the amounts of $16,571, $16,571, $16,571, $16,571, $16,537 and $16,571, respectively, the Corporation's matching contributions to the Executive Savings Plan in the amounts of $10,068, $4,940, $2,022, $1,560, $1,694, and 0, respectively, and the amount of premiums paid by the Corporation for term life insurance in the amounts of $4,248, $4,320, $1,842, $2,575, $1,452 and $1,210, respectively.
     The Corporation has purchased individual insurance policies for Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner. The Corporation has agreed to continue to pay premiums on each policy for each year in an amount sufficient to maintain a death benefit of at least three times the executive officer's base salary, subject to a limit of $2,000,000, plus, for each year in which the executive officer defers compensation under the Executive Savings Plan (the "Plan"), an amount equal to such deferrals. The executive officer will become entitled to fully exercise his ownership rights in the policy free of the security interest in the policy granted to the Corporation only if he continues employment with the Corporation until the date set forth in the agreement, becomes totally disabled, is terminated without cause or terminates employment following a change in control under certain conditions, or if the Corporation fails to pay the required premiums on the policy. If an executive officer's rights in his policy become unencumbered, his benefits under the Plan will be reduced by an amount equal to the cash surrender value of the policy. If the executive officer terminates employment before his rights in the policy become unencumbered, the Corporation will be entitled to receive an amount equal to the cash surrender value of the policy. If the executive officer dies while employed by the Corporation and before his rights in the policy become unencumbered, the executive officer's beneficiary will be entitled to receive a portion of the policy's death benefit equal to three times the executive officer's base salary, subject to a limit of $2,000,000. The value of the premium attributable to this term insurance provided under each policy has been included in the amounts described above.
     The cash surrender value of the life insurance policies of Messrs. Sanders, Previte, Holbrook, Zelencik and Burkett exceeded the balance of the deferred compensation and interest credited to their accounts under the Plan by a maximum of approximately $20,553, $12,823, $12,231, $7,892 and $6,974, respectively, during 1994. Thus, if the rights of Messrs. Sanders, Previte, Holbrook, Zelencik and Burkett in their life insurance policies had become unencumbered in 1994, they would have received benefits which would have exceeded their benefits payable under the Plan by the foregoing amounts. Mr. Conner did not participate in the Plan for 1994. For more information concerning the Plan and life insurance arrangements for the named executive officers, please see the respective discussions under the section entitled "Compensation Agreements."
 (4) A maximum amount of $1,904,450 was paid out with respect to fiscal year 1994, with a balance of $1,578,100 carried over for payment with respect to fiscal year 1995, 1996 or 1997 (if Mr. Sanders extends his employment agreement to December 31, 1997).
 (5) Includes $93,206 of in-kind compensation in the form of the use of company-provided vehicles and drivers, and cash payments for tax gross-ups in the amount of $39,416.
 (6) A maximum amount of $1,854,837 was paid out with respect to fiscal year 1993, with a balance of $226,580 carried over for payment with respect to fiscal year 1994, 1995 or 1996.
 (7) Includes $94,937 of in-kind compensation in the form of the use of company-provided vehicles and drivers, and cash payments for tax gross-ups in the amount $38,663.
 (8) A maximum amount of $1,800,000 was paid out for fiscal year 1992, and the balance of $74,976 was carried over for payment with respect to fiscal year 1993, 1994 or 1995.
 (9) Includes $94,932 of in-kind compensation, in the form of the use of company-provided vehicles and drivers, and cash payments for tax gross-ups in the amount $48,497.
(10) A maximum amount of $1,250,000 was paid out with respect to fiscal year 1994, with a balance of $491,275 carried over for payment with respect to fiscal year 1995, 1996 or 1997.
(11) Mr. Holbrook resigned his position as Chief Technical Officer of the Corporation effective August 27, 1994, although he will remain a part-time employee through July 31, 1995. He continues to serve as Vice
     Chairman of the Board.
(12) Includes $47,532 paid under the terms of an agreement with the Corporation pursuant to which Mr. Holbrook has continued to render services to the Corporation. See the discussion under the section entitled "Compensation Agreements-Other Agreements."

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION
                                                                                              FOR OPTION TERM
                                                                                         -------------------------
          (A)                    (B)              (C)           (D)          (E)     (F)            (G)

                                               % OF TOTAL
                         NUMBER OF SECURITIES OPTIONS/SARS
                              UNDERLYING       GRANTED TO
                             OPTIONS/SARS     EMPLOYEES IN EXERCISE PRICE EXPIRATION
          NAME               GRANTED(/1/)     FISCAL YEAR    PER SHARE       DATE    0%       5%          10%
          ----           -------------------- ------------ -------------- ---------- --- ------------ ------------
W. J. Sanders III.......       200,000           7.17%         $26.88      4/27/04   $ 0 $  3,380,938 $  8,567,959
Richard Previte.........       152,500           5.47%         $26.88      4/27/04   $ 0 $  2,577,965 $  6,533,069
Anthony B. Holbrook.....        65,000           2.33%         $26.88      4/27/04   $ 0 $  1,098,805 $  2,784,587
Stephen J. Zelencik.....        72,125           2.59%         $26.88      4/27/04   $ 0 $  1,219,251 $  3,089,820
Marvin D. Burkett.......        75,000           2.69%         $26.88      4/27/04   $ 0 $  1,267,852 $  3,212,985
Eugene D. Conner........        75,000           2.69%         $26.88      4/27/04   $ 0 $  1,267,852 $  3,212,985

--------
(1) Each option has a ten year term. Each option is subject to earlier termination upon the optionee's termination of employment, death or disability as provided in the 1992 Stock Incentive Plan and the optionee's option agreement, except that Mr. Sanders' options will remain exercisable for the remainder of the ten year term, as provided in his employment agreement. The exercise price may be paid in cash or in shares. Withholding taxes due on exercise may be paid in cash, with previously owned shares, or by having shares withheld. Except for the options granted to Mr. Sanders, all options become cumulatively exercisable in three approximately equal installments on July 25, 1995, July 15, 1996, and July 15, 1997. Mr. Sanders' options become exercisable in a single increment on January 15, 1997. Upon an optionees' termination of employment, death or disability, options may be exercised only to the extent exercisable on the date of such termination of employment, death or disability, except that upon termination of Mr. Sanders' employment in the circumstances described in his employment agreement his options become fully exercisable. However, if termination of Mr. Sanders' employment is due to his death or disability, only his options which would have become exercisable in the two year period following such termination will become exercisable as of the date of such termination, as provided in his employment agreement. Options may also become fully exercisable upon a change in control of the Corporation or in accordance with an optionee's management continuity agreement. See the discussion under "Compensation Agreements" and "Change in Control Arrangements." No stock appreciation rights ("SARs") were granted to the executive officers listed in the table during 1994.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

          (A)                (B)          (C)                   (D)                           (E)

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          NUMBER OF                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                           SHARES                    OPTIONS/SARS AT 12/25/94    OPTIONS/SARS AT 12/25/94(/1/)
                         ACQUIRED ON     VALUE     ----------------------------- -----------------------------
          NAME            EXERCISE   REALIZED(/1/) (EXERCISABLE) (UNEXERCISABLE) (EXERCISABLE) (UNEXERCISABLE)
          ----           ----------- ------------- ------------- --------------- ------------- ---------------
W. J. Sanders III.......   200,496    $4,176,054      600,000        600,000      $10,075,000    $3,950,000
Richard Previte.........         0    $        0      234,300        200,000      $ 2,148,326    $  222,188
Anthony B. Holbrook.....   100,000    $2,232,189      322,862        100,000      $ 5,392,293    $  222,188
Stephen J. Zelencik.....    61,500    $1,187,719       73,125        100,000      $   584,634    $  151,828
Marvin D. Burkett.......         0    $        0      223,784        100,000      $ 3,056,193    $  123,438
Eugene D. Conner........         0    $        0      259,264        100,000      $ 3,717,008    $  123,438

--------
(1) Value for these purposes is based solely on the difference between market value of underlying shares on the applicable date (i.e. date of exercise or fiscal year-end) and the exercise price of ("In-the-Money") options/SARs.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              ADVANCED MICRO DEVICES, S&P 500 COMPOSITE INDEX AND
                      S&P HIGH TECHNOLOGY COMPOSITE INDEX

  The following graph shows a five-year comparison of cumulative total return on Common Stock for the Corporation, the Standard & Poor's 500 Composite Index, and the Standard & Poor's High Technology Composite Index.



                                    (CHART)



  The chart above assumes $100 invested on December 31, 1989, in Advanced Micro Devices Common Stock, S&P 500 Composite Index and S&P High Technology Composite Index, and the reinvestment of dividends. The graph was plotted using the following data:

                                                    YEAR ENDING
                                    --------------------------------------------
                                    1989  1990    1991    1992    1993    1994
                                    ---- ------- ------- ------- ------- -------
AMD................................ $100 $ 61.90 $222.22 $230.16 $225.40 $315.87
S&P 500............................ $100 $ 96.89 $126.42 $136.05 $149.76 $151.79
S&P High Technology................ $100 $102.12 $116.50 $121.31 $149.22 $173.48

COMPENSATION AGREEMENTS

  Chairman's Employment Agreement. The Corporation has an employment agreement with Mr. Sanders, the term of which commenced July 1, 1991, and continues until December 31, 1996, unless terminated prior to that time by a majority vote of the full Board of Directors. Mr. Sanders may extend the term of the employment agreement for an additional one-year period upon written notice to the Corporation given no later than October 15, 1996. Mr. Sanders' annual base compensation is currently $952,225. This amount may be increased (but not reduced) by the Board of Directors or its delegate. In accordance with Mr. Sanders' contract, his 1993 base salary of $929,000 was increased to $952,225. This 2.5% increase was equal to the cost of living increase as permitted by proposed regulations under Section 162(m) of the Code. Additional incentive compensation is payable in the form of an annual incentive bonus equal to 0.6% of the adjusted operating profits of the Corporation. However, such annual bonus may not be greater than 200% of his annual base salary. The amount of the annual incentive bonus which exceeds the maximum bonus payable in a particular year (the "Excess Bonus"), if any, shall be added to the bonus determined for any of the next three fiscal years (or such shorter number of fiscal years then remaining in the term), provided that the addition of the Excess Bonus does not cause the bonus otherwise payable to exceed the maximum incentive bonus payable in that year. If the Excess Bonus is not paid within such period it will not be paid in any subsequent year. "Adjusted operating profits" are deemed for these purposes to constitute the Corporation's operating income as reported on the Corporation's financial statements, increased by any expenses accrued for profit sharing plan contributions, bonuses under the Corporation's Executive Bonus Plan, the bonuses to the Corporation's Chief Operating Officer and Chief Technical Officer, and the bonus payable to Mr. Sanders. Mr. Sanders may also receive a discretionary bonus, not subject to the 200% of base salary limitation, in an amount (if any) fixed by the Board, based on the Board's assessment of his performance during the period for which the bonus is payable.

  Under the employment agreement, the Corporation is obligated to guarantee the repayment of any loan obtained by Mr. Sanders for the purpose of exercising options or warrants to purchase stock of the Corporation, and to pay the interest on any such loan. The Corporation's obligation to guarantee such loans and pay interest thereon continues for a period of 13 months following the date of the event that causes Mr. Sanders to incur tax liability by virtue of having exercised options or warrants to purchase stock of the Corporation. The amount of any such guarantee and the amount on which interest will be paid is limited to the exercise price of the options and warrants plus taxes paid by Mr. Sanders from exercise through such 13-month period by reason of the exercise. The Corporation may also limit such guarantee obligations in order to comply with state and federal law or to comply with financial covenants imposed by the Corporation's lenders. Mr. Sanders is also entitled to receive certain benefits upon his disability (as that term is defined in the employment agreement) and upon his death while employed by the Corporation. Mr. Sanders is also entitled to receive such other benefits of employment with the Corporation as are generally available to members of the Corporation's management.

  If the Corporation terminates Mr. Sanders' employment (for reasons other than theft, misappropriation or conversion of corporate funds) or constructively terminates Mr. Sanders which includes re-assigning him to lesser duties, reducing or limiting his compensation or benefits, removing him from his responsibilities other than for good cause, requiring him to relocate or transfer his principal place of residence, or not electing or retaining him as Chairman and Chief Executive Officer and a Director of the Corporation, the Corporation is nevertheless obligated to pay Mr. Sanders his annual base salary (at the annual rate in effect as of the date of the event triggering the payment) for the unexpired balance of the term of the agreement, but no less than one full year's base salary at such rate. In such circumstances, the Corporation would also be obligated to pay Mr. Sanders the incentive compensation to which he would have been entitled for the fiscal year during which such termination or other event takes place and for the following fiscal year, plus the amount of any Excess Bonus then remaining unpaid. In addition, under such circumstances, any options which Mr. Sanders holds on stock of the Corporation will become fully exercisable for the remainder of the ten year term, and the restrictions on any shares of restricted stock of the Corporation which Mr. Sanders may then hold will lapse. This accelerated vesting provision does not apply to the performance based restricted stock awarded in 1994. Mr. Sanders will also be entitled to receive all benefits due him under the Corporation's tax-qualified employee benefit plans and any supplementary plans as well as the unvested company contributions. He will also have the right to be paid his legal fees for contesting any portion of the employment agreement including termination or in connection with any tax audit seeking to assess an excise tax on the payments under the agreement. Mr. Sanders will also be entitled to receive, for five years following termination or such other event, health and welfare benefits comparable to those he was receiving, reimbursements for all income taxes due on the receipt of such benefits, the use of a Corporation automobile, up to $25,000 each year for expenses incurred for estate, tax and financial planning, and an office and secretarial services equivalent to those provided Mr. Sanders while he was Chairman and Chief Executive Officer. For at least six years following termination or such other event, Mr. Sanders will be indemnified by the Corporation to the same extent as prior thereto and be provided with director's and officer's fiduciary and professional liability insurance equivalent to the insurance carried by the Corporation while he was Chairman and Chief Executive Officer. Mr. Sanders is also entitled to receive an amount from the Corporation necessary to reimburse Mr. Sanders for any federal excise tax imposed on Mr. Sanders by reason of his receipt of payments under his employment agreement or otherwise, so that he will be placed in the same after-tax position as he would have been in had no such tax been imposed.

  If Mr. Sanders' employment is terminated by the Corporation for good cause, as defined in the employment agreement, or cause as defined in the California Labor Code (other than as a result of certain actions by the Corporation), or Mr. Sanders voluntarily terminates his employment, the Corporation has the right to retain Mr. Sanders as a consultant for 12 months thereafter, but in no event beyond the unexpired balance of the term of his employment agreement, at a rate of compensation equal to that then in effect pursuant to the employment agreement. While so retained, Mr. Sanders is prohibited from being associated with any competitive business. If the Corporation does not exercise this right, Mr. Sanders' right to compensation ceases upon his resignation or termination as described above.

  If Mr. Sanders' employment is terminated by reason of his disability or death, he or his estate is entitled to his full base salary under the agreement for the unexpired balance of its term, plus the incentive compensation for the fiscal year in which such termination occurred and for the following fiscal year, plus the amount of any Excess Bonus then remaining unpaid. In addition, the restrictions on any restricted stock of the Corporation which Mr. Sanders holds will lapse. This accelerated vesting provision does not apply to the performance based restricted stock awarded in 1994. In addition, any options Mr. Sanders holds to purchase the Corporation's stock which would have become vested within two years from the date of termination will become fully vested for the remainder of the ten year term. In the event of Mr. Sanders' death, the Corporation must pay to his designated representative, his personal representative or his estate as a death benefit, compensation for a period of 12 months after his death at the same monthly rate of compensation which prevailed during the month of his death. In addition, his beneficiaries will be entitled to receive that portion of the death benefit payable under a $1,000,000 face amount policy which exceeds the aggregate premiums paid by the Corporation on that policy. Further, if his death occurs before his rights in the policy described in footnote 3 to the Summary Compensation Table become unencumbered, his beneficiaries will be entitled to the death benefit described in that footnote.

  Bonus Agreements. In 1992, the Corporation entered into separate bonus agreements with Mr. Previte and Mr. Holbrook. Under the terms of the agreements, Mr. Previte receives 0.3% of adjusted operating profits of the Corporation and Mr. Holbrook receives 0.15% of adjusted operating profits up to an annual maximum and carryover amount similar to that under Mr. Sanders' employment agreement. "Adjusted operating profits" are treated in the same manner as under Mr. Sanders' employment agreement.

  Deferred Compensation Elections. Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner have filed elections to defer compensation under the Advanced Micro Devices Executive Savings Plan (the "Plan"). The Plan is an unfunded, nonqualified plan of deferred compensation. Under the Plan, a participant may elect to defer up to 50% of salary and 100% of any bonus. The Corporation has established bookkeeping accounts to record the amounts of deferrals under the Plan, plus any gains or losses, as described below. In addition, the Corporation "matches" the salary deferrals by crediting each participant's account with an amount equal to 50% of the salary deferred by that participant, such "matching contribution' not to exceed 1.5% of the executive's salary in excess of the maximum recognizable compensation allowed under Section 401(a)(17) of the Code. While a participant is employed by the Corporation, he may select one or more types of mutual funds in which his deferred compensation will be deemed to be invested. The Corporation selects the actual commercially available mutual funds to be used in determining the amount of earnings or losses to be credited to a participant's account. The amounts credited to a participant's accounts are paid following termination of his employment in either a lump sum or substantially equal annual installments over three to ten years. The amount of benefits payable under the Plan will be offset by the cash surrender value of the life insurance policies referred to below if the participant's ownership rights in the policy become unencumbered as a result of the occurrence of one of the events outlined in footnote 3 to the Summary Compensation Table.

  Life Insurance Agreements. As described more fully in footnote 3 to the Summary Compensation Table, the Corporation has purchased individual life insurance policies for Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner, and has agreed to make certain premium payments on such policies. Each executive will be entitled to exercise his ownership rights in the policy free of the security interest granted to the Corporation upon the occurrence of one of the events described in the footnote. If an executive's rights in his policy become unencumbered, his benefits under the Advanced Micro Devices Executive Savings Plan will be reduced by an amount equal to the cash surrender value of the policy. If the executive terminates employment before his rights in the policy become unencumbered, the Corporation will be entitled to receive an amount equal to the cash surrender value of the policy. If the executive dies while employed by the Corporation and before his rights in the policy become unencumbered, his beneficiary will be entitled to receive the portion of the policy's death benefit equal to three times the executive's salary, subject to a limitation of $2,000,000.

  Other Agreements. Effective on August 27, 1994, Mr. Holbrook resigned from his position as Chief Technical Officer of the Corporation, a position he held since 1990. He continues to serve as Vice Chairman of the Board of Directors. The Corporation and Mr. Holbrook entered into an agreement pursuant to which Mr Holbrook agreed to become a part-time employee of the Corporation, devoting up to thirty-five hours per month to advise the Corporation with respect to various matters, through July 31, 1995. Mr. Holbrook will be compensated at the bi-weekly rate of $5,592. Mr. Holbrook's stock options continue to vest as a part-time employee and he remains eligible to receive his annual bonus as described above. He continues to be eligible to participate in certain of the Corporation's employee benefit plans including the profit sharing and 401(k) plans.

CHANGE IN CONTROL ARRANGEMENTS

  Management Continuity Agreements. The Corporation has entered into management continuity agreements with each of its executive officers named in the Summary Compensation Table, designed to ensure their continued services in the event of a Change in Control. Except for Mr. Sanders' management continuity agreement, all the agreements provide that benefits are payable only if the executive officer's employment is terminated by the Corporation (including a constructive discharge) within two years following a Change in Control. For purposes of the agreements, a Change in Control includes any change of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. A Change in Control is conclusively presumed to have occurred on (1) acquisition by any person (other than the Corporation or any employee benefit plan of the Corporation) of beneficial ownership of more than 20% of the combined voting power of the Corporation's then outstanding securities; (2) a change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met; or (3) certain members of the Board determine within one year after an event that such event constitutes a Change in Control.

  All of the management continuity agreements provide that, in the event of a Change in Control, the Corporation will reimburse each executive officer who has signed a management continuity agreement for any federal excise tax payable as a result of benefits received from the Corporation. Other than Mr. Sanders' agreement, the agreements provide that, if within two years after the Change in Control the executive officer's employment is terminated by the Corporation or the executive officer is constructively discharged, the executive officer will receive: (1) a severance benefit equal to three times the sum of his rate of base compensation plus the average of his two highest bonuses in the last five years; (2) payment of his accrued bonus; (3) twelve months' continuation of other incidental benefits; and (4) full and immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

  Mr. Sanders' management continuity agreement provides that not more than ten business days after a Change in Control, he is entitled to receive an amount equal to three times his annual base compensation plus the average of his two highest bonuses in the last five years, whether or not his employment by the

Corporation is terminated. In addition, all stock options and stock appreciation rights that Mr. Sanders holds will become fully vested on the occurrence of a Change in Control and the restrictions on any shares of restricted stock of the Corporation which he may hold will lapse as of such date. The deductibility limitation of $1 million for certain executive compensation under (S)162(m) must be reduced by payments which are considered "excess parachute payments" under (S)280G of the Code. Some of the payments made under the management continuity agreements may be considered "excess parachute payments" and, if so characterized, could increase the portion of the compensation paid to the affected executive which the Corporation could not deduct.

  Vesting of Stock Options, Limited Stock Appreciation Rights and Restricted Stock. All options and associated limited stock appreciation rights ("LSARs") granted to officers of the Corporation shall become exercisable upon the occurrence of any change in the beneficial ownership of any quantity of shares of Common Stock of the Corporation (where the purpose for the acquisition of such beneficial ownership is other than passive investment), that would effect a "change in control" of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, other than a change that has been approved in advance by the Corporation's Board of Directors. A change in control shall be conclusively deemed to have occurred if any person (other than the Corporation, any employee benefit plan, trustee or custodian therefor) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities. Under the Corporation's 1980 and 1986 stock appreciation rights plans, outstanding LSARs may be exercised for cash during a thirty day period following the expiration date of any tender or exchange offer for the Corporation's Common Stock (other than one made by the Corporation); provided the offeror acquires shares pursuant to its offer and owns thereafter more than 25% of the outstanding Common Stock. In addition, all options granted under the 1982 Stock Option Plan and the 1992 Stock Incentive Plan become fully vested on termination of employment within one year following a change in control as defined in that plan.

  Restricted stock awarded under the 1987 Restricted Stock Award Plan, if provided for in the individual restricted stock award agreement, will be subject to accelerated vesting in connection with a change in control of the Corporation as defined in the particular agreement. Messrs. Sanders' and Previte's restricted stock award agreements provide that their restricted stock will vest if more than 50% of the outstanding equity or assets of the Corporation are acquired by another corporation pursuant to merger, sale of substantially all the assets, tender offer or other business combination, other than a transaction in which the stockholders of the Corporation prior to the transaction retain a majority interest in the surviving corporation. Further, as described above, stock options, stock appreciation rights and restricted stock held by executive officers who have entered into management continuity agreements with the Corporation will vest in accordance with the terms of such agreements in connection with a change of control of the Corporation as defined in such agreements.

  Life Insurance Agreements. The life insurance agreements described in footnote 3 to the Summary Compensation Table provide that Messrs. Sanders, Previte, Holbrook, Zelencik, Burkett and Conner will become entitled to fully exercise their rights in their life insurance policies free of the security interest granted to the Corporation if they are terminated without cause at any time or if they are constructively discharged within six months prior to or thirty-six months following a "change in control" of the Corporation. For this purpose, "change in control" has the same meaning as defined under the management continuity agreements described above. However, if an executive's rights in his policy become unencumbered under these circumstances, his benefits under the Advanced Micro Devices Executive Savings Plan will be reduced by an amount equal to the cash surrendered value of the policy.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Under the securities laws of the United States, the Corporation's directors, executive officers, and any persons holding more than ten percent of the Corporation's Common Stock are required to report, to the

Securities and Exchange Commission and to the New York Stock Exchange, their initial ownership of the Corporation's stock and any subsequent changes in that ownership. Specific due dates for these reports have been established, and the Corporation is required to disclose in this Proxy Statement any failure to file these reports on a timely basis. To the Corporation's knowledge, all of these requirements were satisfied in 1994.

TRANSACTIONS WITH MANAGEMENT

  During 1992 the Corporation loaned $120,000 to Larry Carter in connection with his accepting employment with the Corporation as Vice President and Controller and prior to his election as an officer. Under the terms of his unsecured interest-free loan, Mr. Carter repaid $40,000 in 1993 and $40,000 in 1994. Mr. Carter resigned from his position with the Corporation on January 20, 1995. He paid the remaining principal of $40,000 following his resignation.

PROPOSAL NO.2--RATIFICATION OF INDEPENDENT AUDITORS

  Unless marked to the contrary, proxies received will be voted FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Corporation for the current year. Ernst & Young LLP or its predecessor, Arthur Young and Company, have been the Corporation's independent auditors since its incorporation in 1969.

  Audit services of Ernst & Young LLP during the Fiscal Year included the examination of the consolidated financial statements of the Corporation and services related to filings with the Securities and Exchange Commission and other regulatory bodies.

  The Audit Committee of the Corporation meets with Ernst & Young LLP on an annual or more frequent basis. At such times, the Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP for the preceding year, as well as the fees charged for such services. Among other things, the effect that the performance of non-audit services may have upon the independence of the auditors is examined.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she so desires. Moreover, he or she will be available to respond to appropriate questions from the stockholders.

PROPOSAL NO. 3--STOCKHOLDER PROPOSAL CONCERNING THE NOMINATING COMMITTEE

  The New York City Employees' Retirement System ("Proponent"), 1 Centre Street, New York, New York 10007-2341, notified the Corporation on November 18, 1994, that it is the beneficial owner of 267,050 shares of the Corporation's Common Stock as of August 29, 1994, and that it intends to offer the following proposal for consideration and approval at the Annual Meeting of Stockholders.

PROPOSAL AND PROPONENT'S STATEMENT OF SUPPORT

  WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

  WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

  WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

  WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

  WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

  NOW THEREFORE BE IT RESOLVED, THAT: the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who:
(1) has not been employed by the company, or an affiliate, in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) does not and did not have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. The Committee's responsibilities shall include establishing procedures for the nominating process and developing for board approval the criteria for nomination.

  As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

  We urge you to vote FOR this proposal.

THE CORPORATION'S STATEMENT IN OPPOSITION

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

  The proponent submitted nearly identical proposals in 1993 and 1994. The proposal was defeated by a margin of almost four to one at the Corporation's 1993 annual meeting -- of the shares voted (including abstentions), 77% were AGAINST, 20% were in favor, and 3% abstained. The proposal was also defeated by a large margin at the 1994 annual meeting -- of the shares voted (including abstentions), 84.7% were AGAINST, only 13.6% were in favor, and 1.65% abstained.

  The Committee consists of a supermajority (75%) of directors who are neither officers nor employees of the Corporation or any of its subsidiaries, nor affiliates of the Corporation. Further, none of the non-employee directors on the Nominating Committee have a relationship that, in the Board's opinion, would interfere with the exercise of independent judgment. Therefore, the Board believes that the non-employee directors on the Nominating Committee are "independent" within the customary definition of that term as used by publicly traded companies. Only one member of the Nominating Committee -- founder and Chairman of the Board of Directors, W. J. Sanders III -- is also an employee of the Corporation. Independent directors now constitute a 75% supermajority of the Nominating Committee members, thus Mr. Sanders' relative voting power has been decreased. The Board believes he is an indispensable committee member because of his advice, experience and valuable industry contacts.

  The Board of Directors believes that the current Nominating Committee best serves the interests of the Corporation and its stockholders. If this stockholder proposal is adopted and if the Board restructures the Nominating Committee as requested, the Nominating Committee would lose the valuable advice of the Corporation's founder and chairman, W. J. Sanders III. Mr. Sanders has guided the Corporation for over twenty-five (25) years, creating the 5th largest U.S. semiconductor company. He is widely recognized as an industry leader, and his experience and contacts are invaluable in identifying candidates for director and assessing each candidate's potential contribution to the Board.

  The Directors believe that to restructure the Nominating Committee in the manner requested in the stockholder proposal would improperly interfere with the Board's ability to review and share information on prospective nominees. In the Board's view, the definition of independence contained in the proposal is unreasonably restrictive and unduly disqualifies capable persons from being able to serve on the Committee. Among other things, it would exclude persons with past business relationships with the Corporation which have ended, and persons with present business relationships with the Corporation which are immaterial. The

Board believes that the persons best suited to evaluate potential new directors are persons close to the industry who understand its dynamics. The proposal could also interfere directly with the Corporation's ability to manage effectively its business. For example, joint venture and cooperative technology relationships are an important part of doing business in the semiconductor industry. In some cases, such strategic partners seek a seat on each other's Board of Directors. Under the proposal, the director representing such a strategic partner would be unable to serve on the Nominating Committee.

  The Board believes that the important issue is not whether "independent" directors should participate in the decision-making process, but rather how the mixture of management and "independent" directors should be determined. The Board believes the flexible approach currently followed allows the Corporation to maximize the respective contributions of the Corporation's management and non-employee directors.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

  To be adopted, this stockholder proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Shares with respect to which the holders have abstained from voting on the proposal will be counted for purposes of determining the number of shares entitled to vote on the proposal. "Broker non-votes" will not be counted in determining the number of shares entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted "AGAINST" the proposal.

ANNUAL REPORT AND FINANCIAL STATEMENTS

  The 1994 Annual Report of the Corporation, which includes its audited financial statements for the fiscal year ended December 25, 1994, has accompanied or preceded this Proxy Statement.

STOCKHOLDER PROPOSALS

  Subject to Securities and Exchange Commission regulations, proposals of stockholders intended to be presented at the 1996 Annual Meeting must be received by the Secretary of the Corporation not later than December 1, 1995 to be included in the 1996 Proxy Statement.

                                                                       AMD-90234

                         ADVANCED MICRO DEVICES, INC.

                 Annual Meeting of Stockholders - May 9, 1995

          This Proxy is solicited on behalf of the Board of Directors
P
R        The undersigned appoints W. J. SANDERS III and THOMAS M. MCCOY and each
O   of them as proxies for the undersigned, with full power of substitution to
X   represent and to vote all the stock of the undersigned on the following
Y matters as described in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged, and according to their discretion on all other matters that may be properly presented for action at the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held on Tuesday, May 9, 1995, and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholders will vote FOR the nominees listed on the reverse side, FOR ratification of the appointment of independent auditors, AGAINST the stockholder proposal concerning the Nominating Committee, and in the discretion of the proxyholders on other matters which may properly be presented at the meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

                                                                ---------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
                                                                      SIDE
                                                                ---------------

[X] Please mark
    votes as in
    this example.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE NOMINATING COMMITTEE.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of Directors and Item 2.
--------------------------------------------------------------------------------
Nominees for Directors:
W. J. Sanders III, Friedrich Baur, Charles M.
Blalack, R. Gene Brown, Anthony B. Holbrook,
Richard Previte, Joe L. Roby, Leonard Silverman

                         FOR      WITHHELD
1. Election of           [_]         [_]
   directors

                         FOR       AGAINST      ABSTAIN
2. Ratification of the
   appointment of in-    [_]         [_]          [_]
   dependent auditors

--------------------------------------------------------------------------------
                   The Board of Directors recommends a vote
                    AGAINST Item 3 (stockholder proposal).
--------------------------------------------------------------------------------
                         FOR       AGAINST      ABSTAIN
3. Stockholder proposal
   concerning the        [_]         [_]          [_]
   Nominating Committee.


----------------------------------------------------------------
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)


                                                   MARK HERE   [_]
                                                  FOR ADDRESS
                                                   CHANGE AND
                                                  NOTE AT LEFT

                                     Please sign exactly as the name or names
                                     appear in this proxy. If the stock is
                                     issued in the name of two or more persons,
                                     all of them should sign the proxy. A proxy
                                     executed by a corporation should be signed
                                     in its name by an authorized officer.
                                     Executors, administrators and trustees
                                     so indicate when signing.
PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY CARD PROMPTLY USING THE   Signature: ___________________ Date________
ENCLOSED POSTAGE PRE-PAID ENVELOPE.
                                     Signature: ___________________ Date________